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                                                                   EXHIBIT 99(b)

                                State of Alabama
                        Judicial Department Circuit Court
                  Forty-First Judicial Circuit - Blount County
                          Civil Action No. CV - 00- 268

M. LEWIS BENSON, ET AL.                                        PLAINTIFFS
vs.
COMMUNITY BANCSHARES, INC., ET AL.                             DEFENDANTS

                 ORDER SETTING A SETTLEMENT PROPOSAL FOR HEARING

Since the entry on the 16th of June, 2003, of this Court's order regarding a "fairness hearing" on a proposed settlement of this case, the Court has been informed of a) the filing of a Motion for Leave to Intervene by the Alabama State Banking Department and b) the agreement amongst the principally affected parties viz., Community Bank, Community Bancshares, Inc., the directors and officers of those two entities named in the Complaint (other than Messrs. Kennon
R. Patterson and Larry Bishop), and the derivative plaintiffs (Dr. and Mrs. Benson, Dr. Packard, and Dr. Mann) to a new and significantly different settlement proposal. At the request of those parties, therefore, and upon showing of good cause to the Court, it is the ORDER of the Court as follows:

(1) The Motion for Leave to Intervene. The motion of the Alabama State Banking Department for leave to intervene in this proceeding is GRANTED.

(2) Substitution of the New Agreement. The Proposed Agreement of Settlement between and among Community Bank, Community Bancshares, Inc., the officers and directors of those entities named in the Complaint (other than Messrs. Kennon R. Patterson and Larry Bishop), and the derivative plaintiffs (a copy of which is hereto attached) is substituted for that previously proposed to the Court for approval and will, for all purposes, be considered by the Court as superseding the former proposed agreement.

(3) Date for consideration of the New Agreement. The Court will hear objections, if any, to the proposed "new" agreement and the application of counsel for the derivative plaintiffs for an award of fees and expenses on the 5th day of September, 2003.

(4) Application of attorneys' fees and expenses. The payment of attorneys' fees and expenses to Plaintiffs' counsel will be considered as part of the overall fairness of the settlement at the scheduled hearing and the Plaintiffs' motion for an interim award of attorneys' fees is withdrawn, without prejudice to its being re-filed in the event that the settlement is not approved, pending a decision thereon.

(5) Objections of the Alabama State Banking Department. Community Bank cannot enter into a settlement of this case without in advance obtaining the approval in writing of the Alabama State Banking Department. The Alabama State Banking Department, which has been allowed to intervene in this action, presently is considering whether it will allow Community Bank to complete the proposed settlement. If the proposed settlement is permitted but required by the Alabama State Banking Department to be altered, modified, or otherwise changed in any respect, and that alteration, change, modification, or change is agreed to by the other parties to the settlement agreement, then the agreement as changed will be filed with the Clerk not later than seven (7) days prior to the scheduled hearing for review by the shareholders and others in interest.

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(6)      Notice to shareholders and objections. Within five (5) days from the date of this order, Community Bancshares, Inc., will despatch to all of its shareholders of record a copy of this order with a copy of the proposed settlement agreement attached. Shareholders may file with the clerk of this Court not later than three (3) business days before the scheduled hearing such objections as they may have, if any, to the settlement or to the specific terms thereof.

(7) Procedure at the hearing. The hearing will take up, first, any objections of shareholders to the settlement; and second, the fairness of the settlement, including attorneys' fees and expenses to be awarded to Plaintiffs' counsel.

Done this the 11th day of August, 2003.


                                       /s/ Robert E. Austin
                                       -----------------------------------------
                                       Robert E. Austin
                                       Circuit Judge


Requested and approved as to form:





/s/ James D. Pruett              /s/ Laurence J. McDuff                 /s/ R. Allen Kilgore
---------------------            -------------------------------        -----------------------
James D. Pruett                  Laurence J. McDuff                     R. Allen Kilgore
Community Bank                   Officer and Director defendants        Derivative Plaintiffs
Community Bancshares, Inc.,      (Excepting Messrs. Patterson
                                 and Bishop)
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